Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2024 RESULTS

MOUNT AIRY, N.C., January 18, 2024 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its first quarter of fiscal 2024 ended December 30, 2023.

First Quarter 2024 Highlights

●	Net sales of $121.7 million
●	Gross profit of $6.3 million, or 5.2% of net sales
●	Net income of $1.1 million, or $0.06 per share
●	Operating cash flow of $21.8 million
●	Payment of special cash dividend totaling $48.6 million, or $2.50 per share
●	Net cash balance of $85.6 million and no debt outstanding as of December 30, 2023
●	Favorable demand profile with improving market fundamentals and macroeconomics outlook

First Quarter 2024 Results

Net earnings for the first quarter of fiscal 2024 decreased to $1.1 million, or $0.06 per share, from earnings of $11.1 million, or $0.57 per share, in the same period a year ago. Net earnings for the prior year quarter include a $3.3 million, or $0.13 per share gain on the sale of property, plant and equipment. Insteel’s first quarter results were unfavorably impacted by the narrowing of spreads between selling prices and raw material costs, together with elevated unit manufacturing costs on lower production levels.

Net sales decreased 27.1% to $121.7 million from $166.9 million in the prior year quarter, driven entirely by a decrease in average selling prices. Shipment volume during the period was essentially unchanged from the prior year and benefited from recovering demand from our residential construction markets, offsetting weakness in infrastructure and commercial construction markets. On a sequential basis, shipments declined 16.1% from the fourth quarter of fiscal 2023, reflecting the typical seasonal slowdown in construction activity, while average selling prices fell 7.9%. Gross margin narrowed to 5.2% from 10.7% in the prior year quarter due to the reduction in spreads between selling prices and raw material costs together with higher operating costs that reflect lower production volumes.

Operating activities generated $21.8 million of cash during the quarter compared to $33.0 million in the prior year as both periods benefited from the relative changes in working capital. Working capital provided $16.3 million in the current quarter, driven by the reduction in receivables and inventories, while providing $17.8 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2024 increased to $12.3 million from $8.2 million in the prior year quarter. Capital outlays for fiscal 2024 are expected to total up to approximately $30.0 million, primarily focused on expenditures to modernize our facilities and information systems, advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

On December 22, 2023, Insteel paid a special cash dividend totaling $48.6 million, or $2.50 per share, in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter with $85.6 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We stated during the Q4 2023 earnings call that our first quarter would be difficult in view of higher inventory carrying values, competitive pricing pressure, the need to reduce finished goods inventories, and the normal seasonal downturn in construction activity. While all of these factors affected our first quarter results, we are glad to report that we have reached the point where the carrying value of raw materials approximates replacement cost and finished goods inventories are more appropriately aligned with our business level. With pricing turning upward and inventory liquidations substantially complete, we believe that we are past some of the headwinds that adversely affected results during 2023 and the first quarter of 2024. As we look toward the remainder of fiscal 2024, we anticipate stronger market fundamentals and look forward to increasing contributions from the capital investments we have made,” commented H.O. Woltz III, Insteel’s President and CEO.

Mr. Woltz further commented, “Customer sentiment remains mostly positive, and the macroeconomic outlook is improving with the apparent end of the recent rising interest rate cycle. Additionally, we are optimistic about increased demand from spending associated with the Infrastructure Investment and Jobs Act as we progress through the fiscal year. Regardless of the circumstances, we will remain focused on navigating market conditions, strengthening our leadership positions across our product lines, and optimizing our operations to position Insteel for long-term success.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 30, 2023 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2023, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2023	2022

Net sales	$121,725	$166,899
Cost of sales	115,455	149,113
Gross profit	6,270	17,786
Selling, general and administrative expense	6,367	7,126
Other income, net	(22)	(3,342)
Interest expense	29	24
Interest income	(1,659)	(440)
Earnings before income taxes	1,555	14,418
Income taxes	423	3,295
Net earnings	$1,132	$11,123

Net earnings per share:
Basic	$0.06	$0.57
Diluted	0.06	0.57

Weighted average shares outstanding:
Basic	19,497	19,525
Diluted	19,573	19,584

Cash dividends declared per share	$2.53	$2.03

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 30,	December 31,	September 30,
	2023	2022	2023
Assets
Current assets:
Cash and cash equivalents	$85,615	$42,638	$125,670
Accounts receivable, net	43,354	68,789	63,424
Inventories	94,142	171,185	103,306
Other current assets	8,706	5,599	6,453
Total current assets	231,817	288,211	298,853
Property, plant and equipment, net	129,300	107,178	120,014
Intangibles, net	5,903	6,653	6,090
Goodwill	9,745	9,745	9,745
Other assets	13,803	11,969	12,811
Total assets	$390,568	$423,756	$447,513

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$23,852	$30,801	$34,346
Accrued expenses	9,585	14,112	11,809
Total current liabilities	33,437	44,913	46,155
Other liabilities	23,536	18,169	19,853
Commitments and contingencies
Shareholders' equity:
Common stock	19,448	19,451	19,454
Additional paid-in capital	84,425	82,082	83,832
Retained earnings	230,005	260,118	278,502
Accumulated other comprehensive loss	(283)	(977)	(283)
Total shareholders' equity	333,595	360,674	381,505
Total liabilities and shareholders' equity	$390,568	$423,756	$447,513

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2023	2022
Cash Flows From Operating Activities:
Net earnings	$1,132	$11,123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,709	3,350
Amortization of capitalized financing costs	13	16
Stock-based compensation expense	398	130
Deferred income taxes	3,348	(1,378)
Gain on sale and disposition of property, plant and equipment	-	(3,324)
Increase in cash surrender value of life insurance policies over premiums paid	(675)	(363)
Net changes in assets and liabilities:
Accounts receivable, net	20,070	12,857
Inventories	9,164	26,469
Accounts payable and accrued expenses	(12,921)	(21,520)
Other changes	(2,404)	5,646
Total adjustments	20,702	21,883
Net cash provided by operating activities	21,834	33,006

Cash Flows From Investing Activities:
Capital expenditures	(12,268)	(8,200)
Increase in cash surrender value of life insurance policies	(122)	(81)
Proceeds from sale of property, plant and equipment	3	9,920
Proceeds from surrender of life insurance policies	5	-
Net cash (used for) provided by investing activities	(12,382)	1,639

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	67
Principal payments on long-term debt	(67)	(67)
Cash dividends paid	(49,191)	(39,501)
Payment of employee tax withholdings related to net share transactions	(20)	-
Cash received from exercise of stock options	243	94
Repurchases of common stock	(539)	(916)
Net cash used for financing activities	(49,507)	(40,323)

Net decrease in cash and cash equivalents	(40,055)	(5,678)
Cash and cash equivalents at beginning of period	125,670	48,316
Cash and cash equivalents at end of period	$85,615	$42,638

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$8	$187
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,846	1,520
Restricted stock units and stock options surrendered for withholding taxes payable	20	-

IIIN – E

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